UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                         Commission File Numbers     33-53379
                                                                     33-53379-01
                                FERRELLGAS, L.P.
                            FERRELLGAS FINANCE CORP.
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             (Exact name of registrants as specified in their charters)


           ONE LIBERTY PLAZA, LIBERTY, MISSOURI, 64068 (816) 792-1600
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  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


     (01) FIXED RATE SENIOR NOTES - DE (02) FLOATING RATE SENIOR NOTES - DE
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             (Title of each class of securities covered by this Form)


                                      NONE
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(Title of all other classes of securities for which duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

X  Rule 12h-3(b)(1)(i)

Approximate number of holders of record as of the certification or notice date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrants as specified in their charters) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





                                   FERRELLGAS, L.P.

                                   By Ferrellgas, Inc. (General Partner)


Date:  October 16, 1998            By: /s/Kevin T. Kelly
                                       ----------------------------------
                                       Kevin T. Kelly
                                       Chief Financial Officer (Principal
                                       Financial and Accounting Officer)





                                   FERRELLGAS FINANCE CORP.

                                   By Ferrellgas, Inc. (General Partner)


Date:  October 16, 1998            By: /s/Kevin T. Kelly
                                       -----------------------------------
                                       Kevin T. Kelly
                                       Chief Financial Officer (Principal
                                       Financial and Accounting Officer)